Filed Pursuant to Rule 424(b)(3)
Registration No. 333-257995
PROSPECTUS SUPPLEMENT NO. 11 (to prospectus dated May 5, 2022)

THE BEAUTY HEALTH COMPANY

76,040,010 SHARES OF CLASS A COMMON STOCK
6,970,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK
6,970,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated May 5, 2022 (the “Prospectus”), related to (i) the resale, from time to time, by the selling stockholders identified in the Prospectus, or their permitted transferees, of (a) an aggregate of 76,040,010 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of The Beauty Health Company, a Delaware corporation, and (b) 6,970,000 warrants to purchase Class A Common Stock at an exercise price of $11.50 per share (the “warrants”) and (ii) the issuance by us of up to 6,970,000 shares of Class A Common Stock upon the exercise of warrants, with the information contained in Item 8.01 of our Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on November 10, 2022 (the “Information”). Accordingly, we have attached the Information to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Beauty Health Company’s Class A Common Stock is quoted on The Nasdaq Capital Market LLC (“Nasdaq”) under the symbol, “SKIN”. On November 9, 2022, the closing price of our Class A Common Stock was $8.44.
Investing in shares of our Class A Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 4 of the Prospectus.
Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is November 10, 2022

Item 8.01. Other Events.

On November 9, 2022, the Company entered into a Supplemental Confirmation, supplementing a Master Confirmation, dated as of September 27, 2022, with JPMorgan Chase Bank, National Association (the “Financial Institution”) as filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on September 27, 2022 (collectively, the “ASR Agreement”) to repurchase an aggregate of up to $100.0 million of the Company’s Class A common stock. The ASR Agreement was entered into pursuant to the Company’s Share Repurchase Program announced on September 27, 2022, of which $100.0 million remained available for repurchase as of November 9, 2022. The Company is funding the share repurchases under the ASR Agreement with cash on-hand.

Under the terms of the ASR Agreement, the Company will make a payment of $100.0 million to the Financial Institution on November 14, 2022, and expects to receive on the same day an initial delivery of approximately 9,478,673 shares of the Company’s Class A common stock from the Financial Institution. The final number of shares to be repurchased by the Company will be based on the volume-weighted average stock price of the Company’s Class A common stock during the term of the ASR Agreement, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR Agreement. At settlement, under certain circumstances, the Financial Institution may be required to deliver additional shares of Class A common stock to the Company, or under certain circumstances, the Company may be required to deliver shares of Class A common stock or to make a cash payment, at its election, to the Financial Institution. The final settlement of the transactions under the ASR Agreement is scheduled to occur in the Company’s second fiscal quarter ending June 30, 2023, subject to earlier termination under certain limited circumstances, as set forth in the ASR Agreement. Following the repurchase of the shares under the ASR program, no shares will remain available for repurchase under the Company’s previously announced $200 million share repurchase program.
2